Exhibit 10.15

CHANGE IN CONTROL SEVERANCE AGREEMENT

This CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”) is made as of the 2nd day of January, 2008, between Under Armour, Inc., a corporation organized under the laws of the State of Maryland (together with its affiliates, the “Company”), and Peter Mahrer (the “Executive”).

WITNESSETH THAT:

WHEREAS, should Under Armour, Inc. or shareholders of Under Armour, Inc. receive any proposal from a third person regarding a possible Change in Control, the Board of Directors of Under Armour, Inc. (the “Board”) believes it is important that the Company should be able to rely upon the Executive to continue in his position until after such Change in Control and that Under Armour, Inc. be able to receive and rely upon the Executive’s advice, if requested, as to the best interest of Under Armour, Inc. and its shareholders in connection with any such Change in Control, without concern that the Executive might be distracted or his advice affected by the personal uncertainties and risks created by such a Change in Control.

NOW THEREFORE, in order to provide an incentive to the Executive for the continued dedication of Executive and the availability of his advice and counsel notwithstanding the possibility of a Change in Control, and to encourage Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and Executive hereby agree as follows:

1. Definitions.

(i) “Accrued Obligations” shall mean the sum of the following: (a) the full base salary earned by the Executive through the Termination Date and unpaid as of the Termination Date, calculated at the highest rate of base salary in effect at any time during the twelve (12) months immediately preceding the Termination Date; (b) the amount of any base

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salary attributable to vacation earned by the Executive but not taken before the Termination Date; (c) any Bonus accrued to the Executive with respect to the calendar year preceding the termination of employment and unpaid as of the Termination Date; (d) a pro-rata Bonus for the year in which the Change in Control occurs, equal to the Bonus times a fraction, the numerator of which is the number of days during the calendar year preceding the Termination Date and the denominator of which is 365; and (e) all other amounts earned by the Executive and unpaid as of the Termination Date.

(ii) “Bonus” shall mean the greater of: (a) the annual average of the Executive’s bonus paid to the Executive with respect to the two (2) calendar years prior to Executive’s termination of employment with the Company or (b) the Executive’s target bonus for the year of such termination of employment.

(iii) “Cause” shall mean the occurrence of any of the following: (a) the Executive’s material misconduct or neglect in the performance of his duties; (b) the Executive’s commission of any felony; offense punishable by imprisonment in a state or federal penitentiary; any offense, civil or criminal, involving material dishonesty, fraud, moral turpitude or immoral conduct; or any crime of sufficient import to potentially discredit or adversely affect the Company’s ability to conduct its business in the normal course; (c) the Executive’s use of illegal drugs or abusive use of prescription drugs; (d) the Executive’s material breach of the Company’s written Code of Conduct, as in effect from time to time; (e) the Executive’s commission of any act that results in severe harm to the Company excluding any act taken by the Executive in good faith that he reasonably believed was in the best interests of the Company; or (f) the Executive’s material breach of this Agreement, including, but not limited to, a material breach of the Employee Confidentiality, Non-Competition, Side Activities, Intellectual Property and Non-Solicitation Agreement attached hereto as Attachment A.

(iv) “Change in Control” shall mean the occurrence of any of the following:

a.	Any ‘person’ (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the ‘beneficial owner’ (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Under Armour, Inc. representing fifty percent (50%) or more of the total voting power represented by Under Armour Inc.’s then-outstanding voting securities, provided,

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however that a Change in Control shall not be deemed to occur if an employee benefit plan (or a trust forming a part thereof) maintained by Under Armour, Inc., and/or Kevin Plank and/or his immediate family members, directly or indirectly, become the beneficial owner, of more than fifty percent (50%) of the then-outstanding voting securities of Under Armour, Inc. after such acquisition;

b.	A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. ‘Incumbent Directors’ shall mean directors who either (A) are directors of Under Armour, Inc. as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to Under Armour, Inc.);

c.	The consummation of a merger or consolidation of Under Armour, Inc. with any other corporation, other than a merger or consolidation which would result in (a) the voting securities of Under Armour, Inc. outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of Under Armour, Inc. or such surviving entity outstanding immediately after such merger or consolidation in substantially the same proportion as prior to such merger or consolidation; or (b) the directors of Under Armour, Inc. immediately prior thereto continuing to represent at least fifty percent (50%) of the directors of Under Armour, Inc. or such surviving entity immediately after such merger or consolidation; or

d.	The consummation of the sale or disposition by Under Armour, Inc. of all or substantially all of Under Armour Inc.’s assets.

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(v) “Contract Period” shall mean the period staring on the date hereof and ending on the second anniversary of the date hereof. The Company, in its sole discretion, shall have the right to extend the Contract Period.

(vi) “Disability” shall mean a physical or mental incapacity of the Executive which entitles the Executive to benefits at least as favorable as the benefits provided under the long term disability plan applicable to and maintained by the Company as in effect immediately prior to the Change in Control.

(vii) “Good Reason” shall mean the occurrence of any of the following events: (a) a diminishment in the scope of the Executive’s duties or responsibilities with the Company; (b) a reduction in the Executive’s current base salary, bonus opportunity or a material reduction in the aggregate benefits or perquisites; (c) a requirement that the Executive relocate more than fifty (50) miles from his primary place of business as of the date of a Change in Control, or a significant increase in required travel as part of the Executive’s duties and responsibilities with the Company; (d) a failure by any successor to the Company to assume this Agreement pursuant to Section 5(a) hereof; or (e) a material breach by the Company of any of the terms of this Agreement.

(vii) “Protection Period” shall mean the twelve (12) month period following a Change in Control.

(viii) “Termination Date” shall mean the effective date as provided hereunder of the termination of Executive’s Employment.

(ix) “Without Cause” shall mean the termination of the Executive’s employment by the Company other than for Cause or death.

2. Application of this Agreement. This Agreement shall apply if and only if: (a) the Executive’s employment terminates during the Protection Period and (b) the Change in Control occurs during the Contract Period. This Agreement shall not apply to any termination of the Executive’s employment other than what is described in the preceding sentence. Notwithstanding the foregoing, if three (3) months prior to the date on which a Change in Control occurs, the Executive’s employment with the Company is terminated by the Company other than by reason of the Executive’s death, Disability or circumstances that would constitute Cause or the

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terms and conditions of the Executive’s employment are adversely changed in a manner which would constitute grounds for a termination of employment by the Executive for Good Reason, and it is reasonably demonstrated that such termination of employment or adverse change (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control, or (ii) otherwise arose in connection with or in anticipation of the Change in Control, then for all purposes of this Agreement such termination of employment shall be deemed to have occurred during the Protection Period and shall be considered either termination of the Executive’s employment Without Cause by the Company or termination of the Executive’s employment by the Executive for Good Reason, as the case may be.

3. Termination of Employment of Executive. The Executive’s employment may be terminated by following the procedures specified in this Section 3.

(i) Cause. The Executive may not be terminated for Cause unless and until a notice of intent to terminate the Executive’s employment for Cause, specifying the particulars of the conduct of the Executive forming the basis for such termination, is given to the Executive by the Company and, subsequently, a majority of the Board finds, after reasonable notice to the Executive (but in no event less than fifteen (15) days prior notice) and an opportunity for the Executive and his counsel to be heard by the Board, that termination of the Executive’s employment for Cause is justified. Termination of the Executive’s employment for Cause shall become effective after such finding has been made by the Board and five (5) business days after the Board gives to the Executive notice thereof, specifying in detail the particulars of the conduct of the Executive found by the Board to justify termination for Cause. It shall not constitute Good Reason to the Executive to the extent the Executive is relieved of any duties and responsibilities during the period the Board is considering whether such termination for Cause is justified.

(ii) Termination Without Cause. At all times, the Company shall have the right by notice to the Executive of the Company’s intention to terminate Executive’s employment Without Cause. Termination of Executive’s employment by the Company Without Cause shall become effective immediately upon the receipt by the Executive of such notice.

(iii) Voluntary Termination by the Executive. The Executive may terminate his employment with the Company by giving a notice of voluntary termination to the Company, and if such termination is for Good Reason, such notice shall set forth in reasonable detail the acts and circumstances claimed by the Executive to constitute Good Reason. Termination of the

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Executive’s employment by the Executive without Good Reason shall be effective five (5) business days after the Executive gives notice thereof to the Company. The Company shall have twenty (20) days after receipt of such notice from the Executive of claimed Good Reason to cure any Good Reason. If the Company is unable to cure the Good Reason during such cure period, termination of the Executive’s employment by the Executive for Good Reason shall be effective five (5) business days after the expiration of such cure period.

(iv) Death. Termination of the Executive’s employment for death shall be effective on the date of the Executive’s death.

Pursuant to the disability law of The Netherlands and the Executive’s employment agreement with the Under Armour Europe, B.V., upon the Executive’s Disability, the Company shall continue to employ the Executive for two years at his then current salary.

4. Benefits Upon Termination of Employment.

(i) Termination Without Cause or by the Executive for Good Reason. Upon the termination of the employment of Executive Without Cause by the Company or by the Executive for Good Reason, the Company shall pay or provide to the Executive:

(a)	a lump sum payment equal to the sum of the following:

1.	the Accrued Obligations; and

2.	an amount equal to the sum of the annual base salary inclusive holiday allowance of the Executive at the highest rate in effect during the Protection Period and the Bonus.

The payment described in this Section 4(i)(a) shall be made by the Company not later than the earlier of the date required by applicable law or five (5) days following the Termination Date. Executive shall not be required to mitigate the amount of the payment provided for in this Section 4(i)(a) by seeking other employment or otherwise. The amount of the payment provided for in this Section 4(i)(a) shall not be reduced by any compensation or other amounts paid to or

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earned by Executive as the result of employment with another employer after the date on which his employment with the Company terminates or otherwise.

(b) the continuance of the Executive’s life, medical, dental, prescription drug and long and short-term disability plans, programs or arrangements, whether group or individual, of the Company in which the Executive was entitled to participate at any time during the twelve (12) month period prior to the Termination Date until the earliest to occur of (1) one (1) year after the Termination Date; (2) the Executive’s death (provided that compensation and benefits payable to his beneficiaries shall not terminate upon his death); or (3) with respect to any particular plan, program or arrangement, the date the Executive is afforded a comparable benefit at a comparable cost to the Executive by a subsequent employer. In the event that the Executive’s participation in any such plan, program or arrangement of the Company is prohibited, the Company shall arrange to provide the Executive with compensation and benefits substantially similar to those which the Executive is entitled to receive under such plan, program or arrangement for such period.

(ii) Death. Upon a termination of the Executive’s employment on account of the Executive’s death, the Company shall pay to his estate or beneficiary, the Accrued Obligations within five (5) days of the Termination Date and the Company shall provide to his estate or beneficiary such benefits that the Company provides in the event of an employee’s death.

(iii) Cause, Voluntary Termination by the Executive. Upon the termination of the Executive’s employment by the Company for Cause or by the Executive without Good Reason, the Company shall pay to the Executive the Accrued Obligations within five (5) days of the Termination Date.

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(iv) Effect of Stock Options and Other Equity Awards. The terms and conditions of the Executive’s award agreements or employment agreement (as applicable to such Executive) shall govern the effect of termination of the Executive’s employment on equity awards granted by the Company and held by the Executive as of the Termination Date.

(v) Conditions to Receiving Benefits. The benefits described in Sections 4(i)(a)(2) and 4(i)(b) shall be subject to the Executive’s execution of the Employee Confidentiality, Non-Competition, Side Activities, Intellectual Property and Non-Solicitation Agreement attached hereto as Attachment A and the benefits described in Sections 4(i)(a)(2) and 4(i)(b) will not be paid to the Executive unless and until the Executive executes the release attached hereto as Attachment B, and such release becomes effective and irrevocable.

(vi) No Further Payments due to Executive. Except as provided in this Section 4, the Company shall have no obligation to make any other payment, in the nature of severance or termination pay unless required by applicable law(s).

(vii) Exception to Benefit Entitlements. The Executive shall not receive the payments and benefits under this Agreement if the Executive has executed an individually negotiated employment contract, agreement or offer letter with the Company relating to severance benefits that is in effect on the Termination Date, unless the Executive waives any such severance benefits under such contract, agreement or letter.

(viii) Retirement Payments. No amounts paid pursuant to this Agreement will constitute compensation for any purpose under any retirement plan or other employee benefit plan, program, arrangement or agreement of the Company or any of its affiliates, unless such plan, program, arrangement or agreement specifically so provides.

5. Successors; Binding Agreement.

(a) This Agreement shall be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the business and/or assets of Under Armour, Inc. Additionally, Under Armour, Inc. shall require any such successor expressly to agree to assume and to assume of the obligations of the Company

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under this Agreement upon or prior to such succession taking place. A copy of such assumption and agreement shall be delivered to the Executive promptly after its execution by the successor.

(b) This Agreement is personal to the Executive and the Executive may not assign or transfer any part of his rights or duties hereunder, or any payments due to the Executive hereunder, to any other person, except that this Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees or beneficiaries. No payment pursuant to any will or the laws of descent and distribution shall be made hereunder unless the Company shall have been furnished with a copy of such will and/or such other evidence as the Board may deem necessary to establish the validity of the payment.

6. Modification; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and by an officer of the Company thereunto expressly authorized by the Board. Waiver by any party of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

7. Disputes. Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement and the interpretation or validity thereof shall be exclusively adjudicated by the competent court in The Netherlands.

8. Notice. All notices, requests, demands and other communications required or permitted to be given by either party to the other party to this Agreement (including, without limitation, any notice of termination of employment and any notice of an intention to arbitrate) shall be in writing and shall be deemed to have been duly given when delivered personally or received by certified or registered mail, return receipt requested, postage prepaid, at the address of the other party, as follows:

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If to the Company, to:	If to the Executive, to:

Under Armour, Inc.
Attn: Vice President,
Human Resources
1020 Hull Street
Baltimore, Maryland 21230

With a copy to:	With a copy to:

Under Armour, Inc.
Attn: Legal Department
1020 Hull Street
Baltimore, Maryland 21230

Either party hereto may change its address for purposes of this Section 8 by giving fifteen (15) days’ prior notice to the other party hereto.

9. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

10. Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of this Agreement.

11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original.

12. Governing Law. This Agreement shall in all respects be governed by, and construed and enforced in accordance with, the laws of The Netherlands without reference to its principles of conflicts of law.

13. Certain Withholdings. The Company shall withhold from any amounts payable to Executive hereunder all applicable taxes and withholdings that the Company determines are required to be withheld pursuant to the applicable law or regulation.

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14. Entire Agreement. This Agreement supersedes any and all other oral or written agreements heretofore made relating to amounts payable pursuant to a change in control and constitutes the entire agreement relating to such change in control. Any existing employment agreement is hereby superseded only with regard to amounts payable pursuant to a change in control.

This Agreement together with the Employee Confidentiality, Non-Competition, Side Activities, Intellectual Property and Non-Solicitation Agreement (Attachment A) and the Release Agreement (Attachment B) form an integral part of the Employment Agreement between the Executive and Under Armour Europe B.V.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

UNDER ARMOUR, INC.

/s/ Melissa A. Wallace	/s/ Peter Mahrer
By: Melissa A. Wallace	By: Peter Mahrer

Title: Vice President of Human Resources	Title: President and Managing Director of Under Armour Europe, B.V.

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ATTACHMENT A

EMPLOYEE CONFIDENTIALITY, NON-COMPETITION, SIDE ACTIVITIES,

INTELLECTUAL PROPERTY AND

NON-SOLICITATION AGREEMENT

This Confidentiality, Non-Competition, and Non-Solicitation Agreement (“Agreement”) is entered into this      day of                     ,         , by and between Under Armour, Inc. (together with its affiliates, the “Company”) and                      (the “Employee”).

EXPLANATORY NOTE

The Employee recognizes that the Employee has had and will continue to have access to confidential proprietary information during the course of his or her employment and that the Employee’s subsequent employment by a competitor would inevitably result in the disclosure of that information and, thereby, create unfair competition and would likely to cause substantial loss and harm to the Company. The Employee further acknowledges that employment with the Company is based on the Employee’s agreement to abide by the covenants contained herein.

NOW THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1. Confidentiality. Employee acknowledges Employee’s fiduciary duty and duty of loyalty to the Company. Further, Employee acknowledges that the Company, in reliance of this Agreement, will provide Employee access to trade secrets, customers, proprietary data and other confidential information. Employee agrees to retain said information as confidential and not to use said information for self or disclose same to any third party, except when required to do so to properly perform duties to the Company. Further, as a condition of employment, during the time Employee is employed by the Company and continuing after any termination of the Employee’s employment with the Company, Employee agrees to protect and hold in a fiduciary capacity for the benefit of the Company all Confidential Information, as defined below, unless the Employee is required to disclose Confidential Information pursuant to the terms of a valid and effective order issued by a court of competent jurisdiction or a governmental authority. The Employee shall use Confidential Information solely for the purpose of carrying out those duties assigned Employee as an employee of the Company and not for any other purpose. The disclosure of Confidential Information to the Employee shall not be construed as granting to the Employee any

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license under any copyright, trade secret, or any right of ownership or right to use the Confidential Information whatsoever. In the event that Employee is compelled, pursuant to a subpoena or order of a court or other body having jurisdiction over such matter, to produce any Confidential Information or other information relevant to the Company, Employee agrees to promptly provide the Company with written notice of such subpoena or order so that the Company may timely move to quash if appropriate.

(a) For the purposes of this Agreement, “Confidential Information” shall mean all information related to the Company’s business that is not generally known to the public. Confidential Information shall include, but shall not be limited to: any financial (whether historical, projections or forecasts), pricing, cost, business, planning, operations, services, potential services, products, potential products, technical information, intellectual property, trade secrets and/or know-how, formulas, production, purchasing, marketing, sales, personnel, customer, supplier, or other information of the Company; any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, customer lists, or documents of the Company; any confidential information or trade secrets of any third party provided to the Company in confidence or subject to other use or disclosure restrictions or limitations; this Agreement and its terms; and any other information, written, oral or electronic, whether existing now or at some time in the future, whether pertaining to current or future developments or prospects, and whether accessed prior to the Employee’s tenure with the Company or to be accessed during Employee’s future employment or association with the Company, which pertains to the Company’s affairs or interests or with whom or how the Company does business. The Company acknowledges and agrees that Confidential Information shall not include information which is or becomes publicly available other than as a result of a disclosure by the Employee.

(b) The Employee shall promptly notify the Company if he has reason to believe that the unauthorized use, possession, or disclosure of any Confidential Information has occurred or may occur.

(c) All physical items containing Confidential Information, including, but not limited to, the business plan, know-how, collection methods and procedures, advertising techniques, marketing plans and methods, sales techniques, documentation, contracts, reports, letters, notes, any computer media, customer lists and all other information and materials of the Company’s business and operations, shall remain the exclusive and confidential property of the

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Company and shall be returned, along with any copies or notes that the Employee made thereof or therefrom, to the Company when the Employee ceases employment with the Company. The Employee further agrees to return copies of any Confidential Information contained on Employee’s home computer, portable computer or other similar device. Employee also agrees to allow the Company, upon reasonable belief and with appropriate notice, access to any home computer, portable computer or other similar device maintained by Employee, including but not limited to, for the purpose of determining whether said Confidential Information has been misappropriated. The Employee further agrees to promptly return all other property belonging to the Company upon the termination of Employee’s employment.

2. Side activities. The Employee shall not perform any paid or unpaid activities without prior permission (in writing) of the Company. Nor shall the Employee accept any money or remuneration from third parties in connection with his work for the Company and/or its affiliated companies.

3. Intellectual property. The Employee shall disclose promptly and fully to the Company in writing, and hereby assigns, and binds his heirs, executors, and administrators to assign, to the Company any and all inventions, discoveries, ideas, concepts, improvements, copyrightable works, and other developments conceived, made, discovered or developed by him, solely or jointly with others, during the employment with the Company, whether during or outside of usual working hours, that relate in any manner to the past, present or anticipated business of the Company. All work products created by the Employee representing the Company, solely or jointly with others, shall be owned entirely by the Company. Any and all such developments shall be the sole and exclusive property of the Company, whether patentable, copyrightable, or neither, and the Employee shall assist and fully cooperate in every way, at the Company’s expense, in securing, maintaining, and enforcing, for the benefit of the Company or its designee, patents, copyrights or other types of proprietary or intellectual property protection for such developments in any and all countries.

4. Non-Competition. Except as otherwise provided in this Agreement, without the prior written consent of the Company, the Employee hereby covenants and agrees that at no time during the Employee’s employment with the Company and for a period of one (1) year immediately following termination of Employee’s employment with the Company, whether voluntary or involuntary, shall the Employee:

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(a) directly or indirectly work for or engage in any capacity in any activities or provide strategic advice to Competitor Businesses. Competitor Businesses shall be defined as (i) any business that is involved in the manufacture, sale, development of fabrications or manufacturing methods, or marketing of: athletic apparel or footwear (e.g., Reebok, Nike, Adidas); sporting goods; tactical (military and/or law enforcement) apparel; hunting and fishing apparel; mountain sports apparel; accessories of such industries; or any business substantially similar to the present business of the Company or such other business activity in which the Company may substantially engage; and (ii) retail enterprises which sell products that compete with the Company’s products;

(b) act in any way, directly or indirectly, with the purpose or effect of soliciting, diverting or taking away any business, customer, client or any supplier of the Company; or

(c) otherwise compete with Company in the sale or licensing, directly or indirectly, as principal, agent or otherwise, of any products competitive with the products, or services competitive with the services, developed or marketed by Company.

Written request for consent to be released from the Non-Competition provisions of this Agreement may be submitted by the Employee to the Company following the termination of Employee’s employment and must include all available information described in Section 4 below. The Company will respond to the request for such consent within two (2) weeks of the request, except as provided in Section 4. In the Company’s sole discretion, it may release Employee from the Non-Competition provisions of this Agreement, or reduce the non-competition period from a period of one (1) year immediately following Employee’s termination (“Non-Competition Period”) to a shorter duration. In the event the Company does not release the Employee from the Non-Competition provision, for the duration of the Non-Competition period, the Company will pay Employee an amount equal to sixty percent (60%) of Employee’s base salary as of the date of the termination of Employee’s employment, in accordance with the Company’s customary pay practices in effect at the time each payment is made. This amount shall be reduced by (a) the amount of any severance Employee receives from the Company; and (b) the amount of any salary received during the Non-Competition period from employment in any capacity with an entity that is not a Competitor Business.

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5. Non-Solicitation and Non-Interference. The Employee hereby covenants and agrees that at no time during the Employee’s employment with Company and for a period of one (1) year immediately following termination of Employee’s employment with the Company, whether voluntary or involuntary, shall the Employee:

(a) solicit (other than on behalf of the Company) business or contracts for any products or services of the type provided, developed or under development by the Company during the Employee’s employment by the Company, from or with any person or entity which was a customer of the Company for such products or services, or any prospective customer which the Company had solicited as of, or within one year prior to, the Employee’s termination of employment with the Company; or directly or indirectly contract with any such customer or prospective customer for any product or service of the type provided, developed or which was under development by the Company during the Employee’s employment with the Company; or

(b) knowingly interfere or attempt to interfere with any transaction, agreement or business relationship in which the Company was involved during the Employee’s employment with the Company, nor will the Employee act in any way with the purpose or effect of hiring anyone who has been an employee of the Company, its divisions or subsidiaries; or soliciting, recruiting or encouraging, directly or indirectly, any of the Company’s employees to leave the employ of the Company, its divisions or its subsidiaries.

6. Notification of New Employment. Employee acknowledges and agrees that for a period of one (1) year following the date of termination of Employee’s employment with the Company, Employee will inform the Company, prior to the acceptance of any job or any work as an independent contractor, of the identify of any new employer or other entity to which Employee is providing consulting or other services, along with Employee’s starting date, title, job description, salary, and any other information which the Company may reasonably request to confirm Employee’s compliance with the terms of this Agreement. If Employee does not provide all information reasonably requested by the Company as provided in this Section, the Company’s time to respond to a request for release from the Non-Competition provision under Section 2 will be extended to six (6) weeks, or until such time as the information is provided for the Company to make an informed decision.

7. Reasonableness of Restrictions. Employee acknowledges and agrees that the restrictions imposed by this Agreement are fair and reasonably required for the protection of the

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Company, and will not preclude Employee from becoming gainfully employed following the termination, for any reason, of employment with the Company. The Employee acknowledges that employee will provide unique services to the Company and that this covenant has unique, substantial, and immeasurable value to the Company. In the event that the provisions of this Agreement should ever be deemed to exceed the limitations permitted by applicable laws, Employee and the Company agree that such provisions shall be reformed to the maximum limitations permitted by the applicable laws. The Employee further acknowledges that the decision whether to consent to release Employee from the provisions of this Agreement is within the sole discretion of the Company.

8. Injunctive Relief. Employee acknowledges and agrees that in the event of a violation or threatened violation of any provision of this Agreement, the Company will sustain irreparable harm and will have the full right to seek injunctive relief, in addition to any other legal remedies available, without the requirement of posting bond.

9. Survivability. This Agreement shall remain binding in the event of the termination, for any reason, of employment with the Company.

10. Governing Law. The formation, construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of The Netherlands.

11. Severable Provisions. The provisions of this Agreement are severable, and if any court determines that any provision of this Agreement is invalid or unenforceable, in whole or in part, any invalidity or unenforceability shall affect only that provision, and shall not make any other provision of this Agreement invalid or unenforceable; and this Agreement shall be narrowed by the court to the extent required to be valid and enforceable.

12. Breach of contract. In the event of a breach of the provisions of this Agreement the Employee shall forfeit to the benefit of the Company, in variance from the provision of Section 7:650, subsections 3, 4 and 5 of the Dutch Civil Code, without any prior notice or judicial intervention being required, an immediately payable penalty of EUR 10,000 for any such breach, to be increased by EUR 1,000 for each day that any such breach shall continue, and without prejudice to the right of the Company to demand compensation of the entire loss in lieu of the penalty. Payment of the penalty referred to in this Section shall not discharge the Employee from his obligations under this Agreement.

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13. Entire Agreement. This Agreement, together with a separate Stock Option Grant Agreement and Buy-Sell Agreement entered into between the parties, constitutes the entire agreement between the parties with respect to the subject matter contained herein, and may not be modified except in a written document signed by each of the parties hereto. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any other breach of that or any other provision hereof.

IN WITNESS WHEREOF, the parties have executed the Agreement as of the date first above written.

By:	By:

Title:	Title:

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ATTACHMENT B

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the Under Armour, Inc Change in Control Severance Agreement (the “Agreement”).

I understand that this Release, together with the Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Under Armour Europe B.V. (the “Company”) and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Agreement.

I hereby confirm my obligations under the Company’s Employee Confidentiality, Non-Competition, Side Activities, Intellectual Property and Non-Solicitation Agreement.

Except as otherwise set forth in this Release, I hereby generally and completely release the Company and its parents, subsidiaries, successors, predecessors and affiliates, and its and their partners, members, directors, officers, employees, stockholders, shareholders, agents, attorneys, predecessors, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits, including bonuses, commissions, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company (other than compensation and benefits accrued before any termination of employment or any rights you may have under stock option grants); (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of

PRIVATE AND CONFIDENTIAL

1990 (as amended), the federal Age Discrimination in Employment Act (as amended), and the federal Employee Retirement Income Security Act of 1974 (as amended).

I understand that I may consider whether to agree to the terms contained herein for a period of twenty-one days after the date hereof. Accordingly, I will sign and return the acknowledgment copy of this Release to acknowledge my understanding of and agreement with the foregoing. Prior to my signing this Release, I was advised to consult with an attorney.

This Release will become effective, enforceable and irrevocable seven days after the date on which I sign it. During the seven-day period prior to this date, I may revoke this Release to accept the terms hereof by indicating in writing to the Company my intention to revoke. I understand that if I exercise my right to revoke hereunder, I will forfeit my right to receive any of the special benefits offered to me under the Agreement, and to the extent such payments have already been made, I agree that I will immediately reimburse the Company for the amounts of such payment.

By:

Date:

PRIVATE AND CONFIDENTIAL

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